UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 9, 2015
Date of report (Date of earliest event reported)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-34734	20-2454942
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 S. PENNSYLVANIA AVE. CUDAHY, WISCONSIN		53110
(Address of Principal Executive Offices)		(Zip Code)
(414) 615-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective June 9, 2015, Brian J. van Helden’s employment was terminated. In connection with the termination of his employment, we and Mr. van Helden (our former Chief Operating Officer) entered into a Separation Agreement and Release (the “Separation Agreement”) effective June 10, 2015. The Separation Agreement provides that Mr. van Helden will continue to receive his base salary and benefits through September 7, 2015, which is the end of the 90-day notice period contemplated by his March 19, 2010 employment letter with us (the “Employment Letter”). The Separation Agreement also provides that, if Mr. van Helden does not revoke his acceptance of the Separation Agreement within the applicable seven-day revocation period, (a) Mr. van Helden will continue to receive his base salary and benefits through September 7, 2016 pursuant to the Employment Letter, and (b) subject to Mr. van Helden’s compliance with the applicable terms of the Separation Agreement, all of Mr. van Helden’s outstanding and unvested time-based restricted stock units will vest on September 7, 2016. The Separation Agreement contains non-disparagement, non-solicitation and non-disclosure restrictive covenants that are binding upon Mr. van Helden.
The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants and agreements contained in the Separation Agreement, and is subject to and qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Date: June 10, 2015	By:	/s/ Peter R. Armbruster
Peter R. Armbruster
Chief Financial Officer